EXHIBIT 99.1

PRESS RELEASE

MAA Announces Taxable Composition of 2018 Distributions

Germantown, TN, January 18, 2019. Mid-America Apartment Communities, Inc. or MAA (NYSE: MAA) today announced the taxable composition of the 2018 distributions paid to shareholders. The company does not expect any portion of the 2018 distributions paid to shareholders to represent a return of capital. The company did not incur any foreign taxes. The composition presented is applicable to all dividend distributions during 2018. The classifications for 2018 are as follows:

Common Stock (MAA) (CUSIP 59522J103)

Record Date	Pay Date	Cash Distributions Per Share	Ordinary Taxable Distribution	Long Term Capital Gain	Unrecaptured Sec. 1250 Gain	Section 199A
01/12/2018	01/31/2018	$0.9225	99.2612%	0.6111%	0.1277%	99.2612%
04/13/2018	04/30/2018	$0.9225	99.2612%	0.6111%	0.1277%	99.2612%
07/13/2018	07/31/2018	$0.9225	99.2612%	0.6111%	0.1277%	99.2612%
10/15/2018	10/31/2018	$0.9225	99.2612%	0.6111%	0.1277%	99.2612%

8.5% Series I Cumulative Redeemable Preferred Stock (MAA/PI) (CUSIP 59522J889)

Record Date	Pay Date	Cash Distributions Per Share	Ordinary Taxable Distribution	Long Term Capital Gain	Unrecaptured Sec. 1250 Gain	Section 199A
03/15/2018	04/02/2018	$1.0625	99.2612%	0.6111%	0.1277%	99.2612%
06/15/2018	07/02/2018	$1.0625	99.2612%	0.6111%	0.1277%	99.2612%
09/17/2018	10/01/2018	$1.0625	99.2612%	0.6111%	0.1277%	99.2612%
12/14/2018	12/31/2018	$1.0625	99.2612%	0.6111%	0.1277%	99.2612%

This release is based on the preliminary work the company has performed on its tax filings and is subject to correction or adjustment based on the completion of those filings. Shareholders are encouraged to consult with their personal tax advisors as to their specific tax treatment of these MAA distributions. The company is releasing information at this time to aid those required to distribute Forms 1099 on the company’s dividends. No material change in the taxable composition is expected.

About MAA

MAA is a self-administered real estate investment trust (REIT) and member of the S&P 500. MAA owns or has ownership interest in apartment communities throughout the Southeast, Southwest and Mid-Atlantic regions of the U.S. focused on delivering strong, full-cycle investment performance. For further details, please refer to "For Investors" page at www.maac.com or contact Investor Relations at investor.relations@maac.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include those made about the expectation that the company will have no material change in taxable composition of its 2018 distributions. The expectation is based on preliminary work the company has performed on its year-end filings and on information currently available. Unknown risks, uncertainties and other factors may cause actual results, performance or achievements of the company to differ materially from those on which these calculations were based. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc. with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.